Exhibit 5.2

LAW OFFICES 15 West South Temple Suite 1200 Gateway Tower West Salt Lake City, UT 84101 801.257.1900 801.257.1800 (Fax) www.swlaw.com	ALBUQUERQUE BOISE DENVER LAS VEGAS LOS ANGELES LOS CABOS ORANGE COUNTY PHOENIX PORTLAND RENO SALT LAKE CITY SAN DIEGO SEATTLE TUCSON WASHINGTON DC

October 16, 2020

Central Garden & Pet Company

1340 Treat Blvd., Suite 600

Walnut Creek, CA 94597

Ladies and Gentlemen:

We have acted as special Utah and Arizona counsel for IMS Southern, LLC, a Utah limited liability company (“IMS Southern”), IMS Trading, LLC, a Utah limited liability company (“IMS Trading”), Quality Pets, LLC, a Utah limited liability company (“Quality Pets”), Midwest Tropicals LLC, a Utah limited liability company (“Midwest Tropicals”) and Farnam Companies, Inc., an Arizona limited liability company (“Farnam”) (IMS Trading, IMS Southern, Quality Pets, and Midwest Tropicals collectively referred to as the “Utah Subsidiaries,” and the Utah Subsidiaries and Farnam being collectively referred to herein as the “Covered Subsidiaries”), in connection with the guarantee by each of the Covered Subsidiaries on the terms and subject to the conditions set forth in the Indenture (defined below) (collectively, the “Guarantees”) relating to $500,000,000 aggregate principal amount of 4.125% Senior Notes due 2030 (the “Notes”) to be issued by Central Garden & Pet Company, a Delaware corporation (“Central”). The Notes and Guarantees are registered under the Registration Statement on Post-Effective Amendment No. to Form S-3 (File No. 333-221935) filed with the Securities and Exchange Commission (the “Commission”) on September 29, 2020 (the “Registration Statement”), by Central, as issuer, and certain guarantors, including the Covered Subsidiaries.

The Notes and the Guarantees will be issued under and pursuant to the Indenture, dated as of March 8, 2010 (as supplemented prior to the date hereof, the “Base Indenture”), between Central, as issuer, and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as further supplemented by the Eleventh Supplemental Indenture, dated as of October 16, 2020, among Central, other direct and indirect subsidiaries of Central, including the Covered Subsidiaries, as guarantors (the “Guarantors”) and the Trustee (the “Eleventh Supplemental Indenture” and together with the Base Indenture, the “Indenture”).

In rendering the opinions expressed below, we have examined and relied on originals or copies, certified or otherwise, identified to our satisfaction of, but have not participated in the negotiation, preparation or settlement of, the following documents:

a. The Indenture; and

b. The Guarantees, whose terms are set forth in the Indenture.

Snell & Wilmer is a member of LEX MUNDI, The Leading Association of Independent Law Firms.

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October 16, 2020

We have also examined the following:

A.    A certified copy of the Certificate of Organization & Amendment of IMS Trading (as amended, the “IMS Trading Formation Certificate”) as provided by the Utah Department of Commerce, Division of Corporations and Commercial Code (the “Division”) on September 30, 2020, including (i) the Certificate of Organization, as filed with the Division on April 14, 2015, under the name “Central Pet Products Procurement, LLC” and (ii) the Amendment to the Certificate of Organization, as filed with the Division on August 10, 2015 and changing the name of the IMS Trading to “IMS Trading, LLC”;

B.    The Limited Liability Company Agreement of IMS Trading under its former name “Central Pet Products Procurement, LLC,” dated June 9, 2015 (the “IMS Trading Operating Agreement” and, together with the IMS Trading Formation Certificate, the “IMS Trading Organizational Documents”);

C.    A Certificate of Existence issued by the Division on October 15, 2020, indicating that as of such date IMS Trading was in good standing in the State of Utah (the “IMS Trading Good Standing Certificate”);

D.    A certified copy of the Certificate of Organization of IMS Southern (the “IMS Southern Formation Certificate”), as provided by the Division on September 21, 2020, as filed with the Division on October 13, 2015;

E.    The Limited Liability Company Agreement of IMS Southern, dated October 13, 2015 (the “IMS Southern Operating Agreement” and, together with the IMS Southern Formation Certificate, the “IMS Southern Organizational Documents”);

F.    The Certificate of Existence issued by the Division on October 15, 2020, indicating that as of such date IMS Southern was in good standing in the State of Utah (the “IMS Southern Good Standing Certificate”);

G.    A certified copy of the Certificate of Organization of Midwest Tropicals (the “Midwest Tropicals Formation Certificate”), as provided by the Division on September 30, 2020, as filed with the Division on September 25, 2017;

H.    The Limited Liability Company Agreement of Midwest Tropicals, dated September 25, 2017 (the “Midwest Tropicals Operating Agreement” and, together with the Midwest Tropicals Formation Certificate, the “Midwest Tropicals Organizational Documents”);

I.    The Certificate of Existence issued by the Division on October 15, 2020, indicating that as of such date Midwest Tropicals was in good standing in the State of Utah (the “Midwest Tropicals Good Standing Certificate”);

J.    A copy of the Articles of Incorporation of Farnam (as amended, the “Farnam Articles”), including (i) the Articles of Incorporation of Farnam, as filed with the Arizona Corporation Commission (“ACC”) on April 1, 1955, under the name “Farnam Companies

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October 16, 2020

Livestock Equipment & Insecticides”, (ii) the Certificate of Amendment to Articles of Incorporation of the Arizona Borrower, as filed with the ACC on February 17, 1960, (iii) the Certificate of Amendment to Articles of Incorporation of Farnam, as filed with the ACC on October 23, 1974, and changing the name of Farnam to “Farnam Companies, Inc.” (items (i) through (iii) collectively referred to herein as the “Original Farnam Articles”), (iv) the Certificate of Amendment to Articles of Incorporation of Farnam, as filed with the ACC on April 02, 1982 (the “1982 Articles Amendment”), (v) the Certificate of Amendment to Articles of Incorporation of Farnam, as filed with the ACC on June 19, 1985, (vi) the Certificate of Amendment to Articles of Incorporation of Farnam, as filed with the ACC on October 30, 1985, and (vii) a certified copy of the Articles of Amendment and Restatement to Articles of Incorporation of Farnam, as provided by the ACC on September 24, 2020, as filed with the ACC on November 16, 2000;

K.    The Amended and Restated By-laws of Farnam, dated May 9, 2000 (the “Farnam Bylaws” and, together with the Farnam, the “Farnam Organizational Documents”);

L.    A Certificate of Good Standing issued by the ACC on October 14, 2020, indicating that as of such date Farnam was in good standing in the State of Arizona (the “Farnam Good Standing Certificate”);

M.    A certified copy of the Certificate of Organization of Quality Pets (the “Quality Pets Formation Certificate,” and together with the IMS Trading Formation Certificate, the IMS Southern Formation Certificate, the Midwest Tropicals and the Farnam Articles, the “Formation Certificates”), as provided by the Division on September 30, 2020, as filed with the Division on August 2, 2017;

N.    The Limited Liability Company Agreement of Quality Pets, dated August 2, 2017 (the “Quality Pets Operating Agreement” and, together with the Quality Pets Formation Certificate, the “Quality Pets Organizational Documents”, and together with the IMS Trading Organizational Documents, the IMS Southern Organizational Documents, the Farnam Organizational Documents and the Midwest Tropicals Organizational Documents, the “Organization Documents”);

O.    The Certificate of Existence issued by the Division on October 15, 2020, indicating that as of such date Quality Pets was in good standing in the State of Utah (the “Quality Pets Good Standing Certificate,” and together with the IMS Trading Good Standing Certificate, the IMS Southern Good Standing Certificate, the Midwest Tropicals Good Standing Certificate and the Farnam Good Standing Certificate, the “Good Standing Certificates”);

P.    The (i) Action by Written Consent of the Manager of IMS Trading, dated as of September 28, 2020, (ii) Action by Written Consent of the Manager of IMS Southern, dated as of September 28, 2020, (iii) Action by Written Consent of the Manager of Midwest Tropicals, dated as of September 28, 2020, (iv) Unanimous Written Consent of the Board of Directors of Farnam, dated September 28, 2020 and (v) Action by Written Consent of the Manager of Quality Pets, dated as of September 28, 2020 (collectively, the “Authorizing Resolutions”);

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Q.    The (i) Secretary’s Certificate of IMS Trading, dated October 16, 2020, (ii) Secretary’s Certificate of IMS Southern, dated October 16, 2020, (iii) Secretary’s Certificate of Midwest Tropicals, dated October 16, 2020, (iv) Secretary’s Certificate of Farnam, dated October 16, 2020 and (v) Secretary’s Certificate of Quality Pets, dated October 16, 2020 (collectively, the “Officer’s Certificates”); and

R.    The Opinion Certificate executed by an officer of each of the Covered Subsidiaries, dated as of October 16, 2020, with respect to certain factual matters relating to this opinion letter (the “Opinion Certificate”).

The Indenture purports to be governed by and construed in accordance with the laws of the State of New York. Notwithstanding the forgoing, the opinions expressed herein are based and are limited to the laws of the State of Utah and the State of Arizona. We have made no independent investigation of the laws of any state other than the State of Utah and the State of Arizona, and we do not purport to express any opinion concerning the laws of any state other than the State of Utah and the State of Arizona.

Based upon the foregoing, but subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1. Each of the Utah Subsidiaries is validly existing as a limited liability company in good standing under the laws of the State of Utah.

2. (a) With respect to the valid existence of Farnam, we note that the Original Farnam Articles dated April 1, 1955 provided for a limited duration of 25 years, with the privilege of renewal as provided by applicable law then in effect. We have been unable to find evidence of any such renewal before or at the end of the 25-year period. The 1982 Articles Amendment, which were filed with the ACC after the end of the 25-year period, purport to make the continued existence of Farnam perpetual. We are unable to find any Arizona statutes or case law authority dealing with the effect of the “gap” between the expiration of the initial term and the 1982 Articles Amendment. Nevertheless, we believe that a number of factors would weigh in favor of the valid existence of Farnam notwithstanding the “gap”, including the ongoing nature of the business during that period, the length of time that Farnam has continued in operation, the existence of the 1982 Articles Amendment and subsequent amendments to the Original Farnam Articles (including a restatement thereof), the existence of authority in other states to the effect that a court could treat such a corporation as a de facto corporation after the expiration of a stated term, and the fact that there is no indication that the ACC ever sought to revoke the corporate existence after the expiration of the 25 year period.

(b) Farnam is in good standing under the laws of the State of Arizona.

3. Each of the Covered Subsidiaries has the requisite corporate or limited liability company power and authority to execute and deliver the Eleventh Supplemental Indenture and its Guarantee and to perform its obligations thereunder.

4. Each of the Covered Subsidiaries has taken all corporate or limited liability company action necessary to authorize the execution and delivery of, and the performance of its

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obligations under, the Eleventh Supplemental Indenture and the Guarantees. The Eleventh Supplemental Indenture has been duly executed and delivered by each of the Covered Subsidiaries. Each of the Covered Subsidiaries has duly executed and delivered the Guarantee.

In rendering the foregoing opinions, we have assumed, with your consent, without investigation:

(a) the genuineness of all signatures and the authenticity of all documents submitted to us as originals;

(b) the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies;

(c) the truth, accuracy and completeness (without independent investigation or verification) as of the date hereof as to factual matters of the information, representations, warranties and statements contained in the records, documents, instruments and certificates we have reviewed in connection with rendering the opinions set forth herein;

(d) the legal capacity of all natural persons who executed the Eleventh Supplemental Indenture, the Guarantees and the Officer’s Certificates;

(e) there are no oral or written statements or agreements by any of the parties to the Indenture that modify, amend, or vary, or purport to modify, amend, or vary, any of the terms of the Indenture;

(f) all parties (other than the Covered Subsidiaries) had all requisite power and authority to execute and deliver the Indenture and all other agreements, documents, instruments and certificates examined by us; and

(g) the due authorization by all requisite action, and the due execution and delivery by all parties (other than the Covered Subsidiaries) of the Indenture and all other agreements, documents, instruments and certificates, and the validity and binding effect and enforceability thereof against all parties in accordance with their respective terms.

The opinions set forth above are subject to the following qualifications, comments and limitations:

(i) This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. The opinions expressed in this letter are based upon the law in effect, and factual matters as they exist, on the date hereof, and we assume no obligation to revise or supplement this opinion should such law be changed by any legislative action, judicial decision or otherwise.

(ii) To the extent that the Indenture is incomplete, contain blanks, or refer to other agreements or documents, we express no opinion as to what effect, if any, such incomplete matters, blanks, or

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other items may have on the matters covered by this letter. In addition, to the extent that the Indenture refers to or incorporates by reference any other document or item, we express no opinion as to such other document or item or as to the effect, if any, such reference or incorporations by reference may have on the matters covered by this letter.

(iv) Our opinion at Paragraph 1 is based solely upon the Utah Good Standing Certificates.

(v) Our opinion at Paragraph 2(b) is based solely upon the Farnam Good Standing Certificate.

(vi) Our opinion at Paragraph 3 is based solely upon our review of the Organization Documents, the Officer’s Certificates and the Opinion Certificate.

The opinions set forth herein are given as of the date hereof, and are intended to apply only to those facts and circumstances that exist as of the date hereof. We assume no obligation or responsibility to update or supplement our opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur, or to inform the addressee of any change in circumstances occurring after the date hereof that would alter the opinions rendered herein.

This opinion is limited to the matters set forth herein, and no opinion may be inferred or is implied beyond the matters expressly contained herein. We hereby consent to the reference to us under the heading “Legal Matters” in the Prospectus Supplement filed by Central with the Commission on September 29, 2020 and to the filing of this opinion letter as an exhibit to Central’s Form 8-K filed with the Commission on the date hereof. In giving this consent, we do not admit that we are within the category of person whose consent is required pursuant to Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Snell & Wilmer L.L.P.

SNELL & WILMER L.L.P.